Exhibit 99.50

Madrid/Roma, 2 de julio de 2007

Muy señores nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	In compliance with section 82 of Act 24/1988,
Artículo 82 de la Ley 24/1988, de 28 de julio,	of July 28th, on the Securities Market
de Mercado de Valores (en adelante,	(hereinafter, “LMV”), ACCIONA, S.A.
“LMV”), ACCIONA, S.A. (en adelante,	(hereinafter, “ACCIONA”) and ENEL
“ACCIONA”) y ENEL ENERGY EUROPE	ENERGY EUROPE S.r.l. (hereinafter,
S.r.l. (en adelante, “ENEL ENERGY	“ENEL ENERGY EUROPE”) (hereinafter
EUROPE”) (en lo sucesivo conjuntamente	jointly referred to as the “Offerors”, as
denominadas como los “Oferentes”), en lo	regards the offer to purchase jointly launched
relativo a la oferta pública de adquisición	by the Offerors over all the shares of
presentada conjuntamente por los Oferentes	ENDESA, S.A. (hereinafter, “ENDESA”) on
sobre el 100% de las acciones de ENDESA,	April 11, 2007 and duly reported to the
S.A. (en adelante, “ENDESA”) el día 11 de	Spanish National Securities Exchange
abril de 2007 y comunicada a la Comisión	Commission (Comisión Nacional del Mercado
Nacional del Mercado de Valores como Hecho	de Valores) as Relevant Information (Hecho
Relevante número 78974 (en adelante, la	Relevante) number 78974 (hereinafter the
“Oferta”), comunican el siguiente:	“Offer”), hereby report the following:

	HECHO RELEVANTE		RELEVANT INFORMATION

I.-	De conformidad con el apartado II del	I.-	In accordance with paragraph II of
	Hecho Relevante número 78974 por		the Relevant Information number
	medio del cual se comunicó la		78974 by virtue of which the
	presentación de la Oferta a la		launching of the Offer was
	Comisión Nacional del Mercado de		reported to the Spanish National
	Valores, el 11 de abril de 2007, los		Securities Exchange Commission, on
	Oferentes comunicaron que en caso de		April 11, 2007, the Offerors
	que ENDESA repartiese cualquier		communicated that in the event that
	dividendo, realizara cualquier otra		ENDESA pays any dividend or
	distribución o reparto o tuviese lugar		other distribution prior to the
	la distribución de cualquier otro		acceptance for payment of
	concepto asimilable a los anteriores,		ENDESA securities tendered
	desde la fecha de la presentación de la		under the Offer, the consideration
	Oferta hasta la fecha de publicación de		offered per share should be
	su resultado, la contraprestación se		reduced by an amount equivalent
	reduciría en cuantía igual al importe		to the gross distributed per share.
bruto distribuido.

II.-	Por lo tanto, aunque la	II.-	Therefore, even though the Offerors
	contraprestación inicialmente ofrecida		initially announced a consideration
	por los Oferentes ascendía a 41,30		amounting to EUR 41.30 per share
	euros por cada acción de ENDESA,		of ENDESA, after the application
por aplicación de la regla de ajuste

establecida en el párrafo anterior, dado	of the adjustment formula
que la Junta General de Accionistas de	established in the previous
ENDESA aprobó el pasado 20 de	paragraph, and given that the
junio el reparto de un dividendo	General Shareholders Meeting of
complementario por importe de 1,14	ENDESA dated June 20, 2007
euros por acción que ha sido abonado	approved the distribution of a
en el día de hoy, se ajusta la	dividend of EUR 1.14 per share
contraprestación ofrecida, resultando	which has been paid today, the
un importe final efectivo de	offer price under this Offer is
CUARENTA EUROS Y DIECISEIS	adjusted resulting a final amount
CENTIMOS DE EURO (40,16.-€) por	of EUR 40.16 per share of
cada acción de ENDESA. La	ENDESA. The consideration will
contraprestación será hecha efectiva	be paid in cash.
en metálico.

2 de julio de 2007	July 2, 2007

Atentamente/Yours faithfully,

ACCIONA, S.A.	ENEL ENERGY EUROPE S.r.l.
P.p.	P.p.

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